Exhibit 99.1

AITX on Track to Triple Annual Recurring Revenue Run Rate to $10 Million by End of Fiscal Year

Strong Growth in Q3 Continues Path to $10 Million ARR, Powered by Expanding RMR, Product Successes, and a Robust Sales Funnel

Detroit, Michigan, December 5, 2024 – Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), along with its primary subsidiary Robotic Assistance Devices, Inc. (RAD-I), is pleased to announce continued strides toward achieving an annual recurring revenue (ARR) run rate of $10 million by the end of its current fiscal year 2025, which ends February 28, 2025. This milestone, if accomplished, would represent a remarkable 3x growth from the Company’s $3.4 million ARR at the close of FY 2024.

Following its strong Q2 FY 2025 results, RAD added $105,000 in recurring monthly revenue (RMR) during Q3, which ended November 30, 2024, bolstering its momentum toward this pivotal financial milestone. As significant is the size and quality of the expected incoming orders is larger and higher than it’s ever been. This RMR is preliminary and subject to adjustment.

“Tripling our ARR in just one year, like we did last year, will be a testament to the value that RAD brings to our clients,” said Steve Reinharz, CEO/CTO of AITX and RAD-I. “We are focused on maintaining the growth rate despite the Law of Large Numbers through continued invention of solutions such as RADCam and SARA.”

Sales Funnel Expansion:

During Q3 RAD-I’s sales funnel grew dramatically, with a pipeline of anticipated contracts and high-probability sale opportunities now totaling $1.8 million in potential RMR, reflecting heightened demand for RAD-I’s game-changing solutions.

Driving Growth through Innovation:

●	RIO’s Proven Success: RIO™ (ROSA Independent Observatory), which includes at least one ROSA™ unit, has emerged as RAD-I’s strongest solution, offering unparalleled value in autonomous security and surveillance. Its versatility and effectiveness have made it a cornerstone of RAD-I’s growth strategy, consistently delivering measurable results for clients across multiple industries.
●	SARA’s Anticipated Impact: The introduction of SARA™ (Speaking Autonomous Responsive Agent) is expected to significantly expand RAD-I’s ability to capture larger portions of client budgets, delivering direct benefits versus the traditional reliance on costly monitoring centers.
●	RADCam Penetration: Robotic Assistance Devices Residential, Inc. (RAD-R), the Company’s residential-focused subsidiary, is poised to make waves in the competitive home security camera market with RADCam™, what the Company believes to be the world’s first talking security camera.

“We’re thrilled with the momentum we’re seeing across our full portfolio of solutions, including RIO, ROSA and AVA,” added Troy McCanna, Sr. VP of Revenue Operations and CSO of RAD-I. “We are looking good to continue a strong rate of growth with this core product set and I anticipate more exposure through planned visibility with several of our signature clients.”

“The sales growth we’ve achieved this year has been exceptional, reflecting the growing demand for our innovative solutions,” said Mark Folmer, CPP, PSP, FSyI, President of RAD-I. “I’m even more energized about what lies ahead as AVA Gen 4, ROAMEO Gen 4, SARA, and RADDOG enter the market. These advancements will elevate our offerings and accelerate growth as we continue to solve critical challenges for our clients.”

Recurring monthly revenue (RMR) and annual recurring revenue (ARR) are vital indicators of financial health and stability for technology-driven businesses like AITX. These predictable revenue streams not only provide a strong foundation for sustainable growth but also enable the Company to make strategic investments in innovation, customer success, and market expansion.

With RAD-I’s and RAD-R’s aggressive growth trajectories and a steady stream of innovative solutions, the Company remains committed to achieving operational profitability while continuing to disrupt the security technology and property management landscapes.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industryi through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of dozens of Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. In connection therewith, the stated RMR of $105,000 is preliminary and is subject to possible adjustments that may result in a revised and lower RMR figure. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz

ihttps://www.ibisworld.com/united-states/market-research-reports/security-services-industry/